Exhibit 10.5.8

                                SENIOR EXECUTIVE
                        DEFERRED COMPENSATION ARRANGEMENT


                  THIS SENIOR EXECUTVE DEFERRED COMPENSATION ARRANGEMENT (the "Arrangement") is put in place this 1st day of January, 2004 by CBL & Associates Management, Inc. and its affiliated entities (collectively, "CBL"), including but not limited to CBL & Associates Properties, Inc. (the "REIT"), for the benefit of __________________ (the "Executive"). The Arrangement is specifically designed and intended to be a non-funded and unsecured promise on the part of CBL to make certain payments to the Executive within the time parameters set forth herein. The Arrangement is not intended nor shall it be deemed an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 ("ERISA") or a qualified retirement plan subject to provisions of the Internal Revenue Code of 1986 (the "Code").


         1. Objective. The objective and purpose of the Arrangement is to allow the Executive to defer compensation which shall be payable to him in the future as set forth herein. Pursuant to the elections provided to the Executive in this Arrangement, he may defer portions of his salary from CBL to be paid to him to dates in the future as set forth herein.

         2. Creditor Status. The Executive shall be afforded no priority by virtue of this Arrangement over the secured or unsecured creditors of CBL but shall be a general unsecured creditor of CBL as to the amounts to be payable to him under this Arrangement. CBL's obligations under this Arrangement are merely promises to make the payments set forth herein at a future point in time pursuant to this Arrangement. Such payments shall not be funded in any way and shall be payable only from the general assets of CBL.

         3. Elections. Prior to the beginning of any period for which the Executive may earn compensation (salary) from CBL, the Executive shall notify CBL of his desire to have all or any portion of said amounts deferred and paid to him pursuant to the terms of this Arrangement. By his execution below, the Executive has elected to defer salary increases that he may be entitled to receive from CBL from the date of this Arrangement and forward pursuant to the terms of this Arrangement. The parties acknowledge that Executive has been receiving salary increases for the years 1995 - 2003 in the form of shares of unrestricted common stock of the REIT ("REIT Stock") and that the Executive now has elected to receive such salary increases and his salary increase for the 2004 year and future years pursuant to the terms of this Arrangement.

         4. Specific Calculation of Amounts, Issuance of REIT Stock, Vesting Period and Deemed Reinvestment of Dividends. On any specific salary increase to which the Executive may be entitled and for which the Executive has elected to defer pursuant to this Arrangement, the dollar amount of the salary increase shall be determined by CBL. Said amount shall then be divided into 12 equal amounts which shall, except as set forth in Section 5(b) below, vest in four equal quarterly increments on the last day of each calendar quarter over the period beginning in January of the year at issue and terminating on December 31


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of the year at issue (the "Vesting Period"). Within fifteen days following the end of each calendar quarter of the Vesting Period, an amount of REIT Stock shall be issued to the Executive pursuant to this Arrangement equal to the amount of REIT Stock that could have been purchased by the Executive with the amount of the salary increase allocable to each calendar month during the quarter at the closing trading price of the REIT Stock on the New York Stock Exchange ("NYSE") on the last trading day of the particular months within the calendar quarter at issue. Following each calendar quarter there shall be additional shares of REIT Stock issued to the Executive in amounts equivalent to the shares of REIT Stock that could have been purchased by the reinvestment of dividends paid by the REIT on its common stock for the Vesting Period under the REIT's Dividend Reinvestment Plan (the "DRIP") as if dividends had been paid on the REIT Stock the Executive receives following the conclusion of the calendar quarter at issue. These additional shares shall be issued to the Executive due to the possibility that the Executive may not have received the shares of REIT Stock by the particular record date at issue with respect to the shares of REIT Stock issued to the Executive for the particular calendar quarter; provided, however, if the Executive has received the shares of REIT stock by the particular record date at issue, no further shares will be issued to Executive based on the deemed reinvestment of dividends as the Executive will receive those dividends by virtue of having the REIT Stock on the particular record date. An example of how the above stated procedures would work is as set forth below:

         Example: Executive receives a salary increase of $120,000 for year one. That amount is then broken down into equal monthly amounts of $10,000 per month. The trading price of the REIT's common stock on the last trading day of January was $50/share, of February was $52/share and of March was $53/share; a dividend of $.75/share is declared for shareholders of record as of March 30 and payable on April 18; and on April 18, the DRIP reinvestment price is $53.50/share. Monthly accruals of 200, 192.3 and
    188.68 shares, respectively, occur under this Arrangement and Executive is issued 580.98 shares following the end of March after the March 30 record date. Executive is then issued an additional 8.15 shares representing the deemed dividend on the shares of REIT Stock that Executive received since Executive was not issued the shares by the record date of March 30. Had the Executive received the 580.98 shares on March 30, no further shares would be issued to the Executive via deemed dividend reinvestment as the Executive would receive the actual cash dividend on the 580.98 shares.

         On any issuance of REIT Stock to the Executive pursuant to this Arrangement, CBL shall determine, in its sole and absolute discretion, whether to cause the issuance of fractional shares or whether to cause the issuance of a whole number of shares or whether to pay fractional shares in the form of cash based on the closing trading price of the REIT Stock on the date one day prior to the date upon which the REIT Stock is to be issued to the Executive.

         5. Termination of Arrangement. (a) This Arrangement shall be terminated and all vested amounts herein shall be paid to the Executive, his executor or representative, in the form of shares of REIT Stock, upon the earlier to occur of the following:

               (i) The death or disability of the Executive;

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              (ii) The termination of the Executive's employment with CBL;

             (iii) The sale or disposition of all assets of CBL to a
                   non-related third party or a merger or consolidation of CBL where CBL is not the surviving entity; and/or

              (iv) On ten (10) days prior written notice by CBL to the
                   Executive.

         (b) On any termination of this Arrangement other than a termination which is effective on the first day of a particular calendar quarter, Executive shall be entitled to receive the shares of REIT Stock that would have accrued and been payable to him at the end of the calendar quarter within which the termination occurs but such accrual shall be only from the first day of such calendar quarter to the date of termination and shall not include any increase for deemed DRIP reinvestment of dividends.

         6. Restriction on Transfer of the Executive's Rights. During the term of this Arrangement, the Executive may not transfer, pledge, alienate, assign or otherwise dispose of all or any of his rights under this Arrangement.

         7. Income Tax Recognition and Corresponding Compensation Deduction; Employment Taxes and Withholding. (a) Upon the issuance of the REIT Stock to Executive as set forth herein, the Executive shall recognize ordinary taxable income upon his receipt of same and CBL shall be entitled to deduct, as compensation paid, the said amount.

         (b) CBL, in its sole and absolute discretion, shall make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all Federal, state, local and other taxes required by law to be withheld with respect to the shares of REIT Stock issued pursuant to this Arrangement pursuant to applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") including, but not limited to, the following: (i) deducting the amount of any such withholding taxes therefrom or from any other amounts then or thereafter payable to the Executive by CBL or any of its subsidiaries or affiliates; (ii) requiring the Executive, or the beneficiary or legal representative of the Executive, to pay to CBL the amount required to be withheld or to execute such documents as CBL deems necessary or desirable to enable CBL to satisfy its withholding obligations; and/or (iii) withholding from the shares of REIT Stock otherwise payable and/or deliverable one or more of such shares having an aggregate fair market value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation.

         8. Accredited Investor Status; Representations. Executive acknowledges that his interests under this Arrangement may be considered a security for purposes of the Securities Act of 1933, as amended (the "Securities Act"), and that CBL has not filed and will not file any registration statement in respect of such interests, and that CBL is relying on the Executive's representation in this Section 8 in order to qualify the offering of such securities (if the


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interests are considered as securities) for exemption from registration under the Securities Act. Executive hereby represents and warrants that he is an "Accredited Investor" within the meaning of Section 501(a) of Regulation D promulgated under the Securities Act. Executive agrees that he will immediately notify CBL if, at any time during the term of this Arrangement, he ceases to be, or has reason to believe that he does not qualify as an Accredited Investor; and, in such event, CBL may immediately terminate this Arrangement and thereupon pay all vested amounts to Executive. Executive (i) understands and acknowledges the risks inherent in deferring amounts pursuant to this Arrangement and having said amounts credited as if invested in REIT Stock, (ii) has the financial ability to bear the economic risk of this Arrangement (including possible loss),
(iii) has adequate means for providing for his current needs and personal contingencies and has no need for liquidity with respect to the amounts deferred under this Arrangement, and (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this Arrangement and has obtained, in his judgment, sufficient information from CBL to evaluate the merits and risks of this Arrangement.

         9. Miscellaneous. (a) This Arrangement is not intended to be nor shall it be deemed to be an agreement of employment between the Executive and CBL.

                  (b) This Arrangement shall be governed by and construed under the laws of the State of Tennessee.

                  (c) This Arrangement shall not be construed as requiring CBL to pay any amount of salary or bonus to the Executive other than the amounts of salary increases that the Executive has elected or may elect in the future to defer into the Arrangement.

                  (d) This Arrangement shall not be construed in any fashion as a guarantee or assurance by CBL of the price or value of the REIT stock and whether it shall fluctuate positively or negatively during the course of this Arrangement.

                  IN WITNESS WHEREOF, CBL and the Executive have executed this Arrangement to be effective as of the date first above written.

                        CBL & ASSOCIATES MANAGEMENT, INC.
                         (for itself and its affiliates)


                       By:_______________________________
                       Name:
                       Title:


                       ----------------------------------
                       [Name of Executive]